UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2004

JDA Software Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-27876 (Commission File Number)	86-0787377 (IRS Employer Identification No.)

14400 North 87th Street Scottsdale, Arizona (Address of principal executive offices)	85260-3649 (Zip Code)

(480) 308-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
Item 9.01. Financial Statements and Exhibits.
Exhibit 99.1

Item 2.05. Costs Associated with Exit or Disposal Activities.

     On December 1, 2004, JDA Software Group, Inc. (“JDA”) announced an strategic operational plan that includes a consolidation of product lines, a workforce reduction of approximately 13% or 167 associates worldwide, and a reduction of certain office space. A related conference call was held on the same date to discuss the strategic operational plan.

     JDA anticipates that it will take a restructuring charge of approximately $3.2 to $3.6 million pre-tax in the fourth quarter of 2004, primarily related to severance and associated benefits, and a second charge of approximately $1.4 to $1.8 million pre-tax in the first quarter of 2005 to complete the plan.

     The restructuring charges include approximately $3.4 to $3.7 million in one-time termination benefits related to a net workforce reduction of 167 full-time employees (“FTE”) in the product development (96 FTE), consulting services and training (51 FTE), sales and marketing (22 FTE), and administrative (15 FTE) functions in the Americas, Europe and Asia Pacific, offset by a net gain of 17 FTE in the customer support function resulting from the transfer of 20 developers and functional experts into a new Customer Support Solutions group responsible for improving the speed and efficiency of the Company’s issue resolution, support and enhancements for maintenance customers. Approximately 120 FTE have already been terminated under this plan. The remaining employees affected by this workforce reduction have been notified and are on various forms of stay put agreements that expire gradually over the first and second quarters of 2005.

     The restructuring charges also include an estimate of approximately $1.2 to $1.7 million for the Company’s costs to reduce the size and number of offices in operation. These charges, which are primarily related to net rentals remaining under existing operating leases or proposed buyouts of excess office space, will be recognized and measured at fair value once the Company ceases using the rights conveyed under the lease agreements and vacates the facilities and/or excess office space. We expect certain of the facilities to be vacated by December 31, 2004. The charges will be paid out as the leases run through their remaining terms, some of which extend through 2007.

     Software sales in 2004 have been below expectations and as a result, the Company has operated at reduced levels of profitability. Management believes the changes contemplated in the strategic operational plan will allow the Company to generate higher profits at the current revenue levels. Specifically, management believes the restructuring plan will enable JDA to (i) streamline operations and reduce duplicate investments in product development by consolidating significant portions of the existing product suite into the Microsoft .Net-based PortfolioEnable products, (ii) maximize the return from the Company’s ongoing investments in advanced technology for the delivery of highly specialized services via the Internet and internal administrative systems, and (iii) better align the Company’s operating strategies to identified growth areas in the market. JDA expects to realize an annualized cost reduction in the range of $15 — $17 million pre-tax once the strategic operational plan is fully executed.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press Release dated December 1, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDA Software Group, Inc.
Date: December 3, 2004	By:	/s/ Kristen L. Magnuson
Kristen L. Magnuson
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
99.1	Press Release dated December 1, 2004.